Exhibit 8.1
[FORM OF OPINION OF JONES DAY]
_________ __, 2006
NACCO Industries, Inc.
5875 Landerbrook Drive, Suite 300
Cleveland, Ohio 44124
Ladies and Gentlemen:
     We have acted as counsel to NACCO Industries, Inc., a Delaware corporation (“NACCO”), in connection with the proposed spin off of HB-PS Holding Company, Inc., a Delaware corporation and wholly owned subsidiary of NACCO (“HB-PS”), by NACCO to its stockholders (the “Spin Off”), pursuant to the Spin Off Agreement, dated as of July 23, 2006, by and among NACCO, Housewares Holding Company, a Delaware corporation and a wholly owned subsidiary of NACCO, HB-PS and Hamilton Beach/Proctor-Silex, Inc., a Delaware corporation and wholly owned subsidiary of HB-PS (the “Spin Off Agreement”), and in connection with the proposed merger (the “Merger”) of Applica Incorporated, a Florida corporation (“Applica”), with and into HB-PS immediately after the Spin Off, pursuant to the Agreement and Plan of Merger, dated as of July 23, 2006, by and between HB-PS and Applica and joined in by NACCO for the specific purposes therein provided (the “Merger Agreement”). We are issuing this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the Merger and the related proxy statement/prospectus/information statement of Applica and HB-PS (the “Proxy Statement/Prospectus/Information Statement”) mailed to the shareholders of Applica and NACCO.
     For purposes of rendering our opinion, we have reviewed the Spin Off Agreement, the Merger Agreement, the Proxy Statement/Prospectus/Information Statement, the Registration Statement and such other documents and records as we have deemed necessary or appropriate. In addition, we have assumed that (i) the Spin Off will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Spin Off Agreement, none of which will be waived, (ii) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, none of which will be waived and (iii) the statements concerning the Spin Off and the Merger and the representations set forth in the Spin Off Agreement, the Merger Agreement and the Registration Statement are true, correct and complete as of the date of this letter and will continue to be true, correct and complete at all times up to and including the effective times of the Spin Off and the Merger. If any of the foregoing assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

                         , 2006

     Our opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, and on administrative interpretations, judicial decisions and regulations thereunder as in effect on the date of this letter. These authorities are subject to change, which could be retroactive, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.
     Based upon and subject to the foregoing, we are of the opinion that the description set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Proxy Statement/Prospectus/Information Statement correctly describes, as of the date hereof, the material aspects of the U.S. federal income tax treatment of the Spin Off and the Merger to NACCO and the NACCO stockholders.
     We express no opinion as to any laws other than the federal income tax laws of the United States of America, and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.
     This letter is furnished to you solely for use in connection with the Proxy Statement/Prospectus/Information Statement included as part of the Registration Statement, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. We hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus/Information Statement, to the filing of this opinion as Exhibit 8.1 to the Registration Statement and any amendment to the Registration Statement, and to the reference to our Firm under the captions “Material U.S. Federal Income Tax Consequences” and “Tax Matters” in the Proxy Statement/Prospectus/Information Statement included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Sincerely yours,